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                         [LATHAM & WATKINS LETTERHEAD]



                                 March 19, 1997





Doubletree Corporation
410 North 44th Street
Suite 700
Phoenix, Arizona  85008

Ladies and Gentlemen:

                 In connection with the registration of up to 870,173 shares of common stock of Doubletree Corporation (the "Company"), $.01 par value (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission, to be sold by certain selling stockholders (the "Selling Stockholders"), you have requested our opinion with respect to the validity of the Shares.

                 We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below.

                 We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

                 Subject to the foregoing, and in reliance thereon, it is our opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable securities of the Company.

                 We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein.

                                        Very truly yours,

                                        /s/ LATHAM & WATKINS




                                  EXHIBIT 5.1